HPP SPECIALTY PET PRODUCTS, INC.
                               HEINZ PET PRODUCTS
                              One Riverfront Place
                            Newport, Kentucky  41070



                               September 9, 1996

CONFIDENTIAL


Mr. Robert Antin, President & CEO
VCA Specialty Pet products, Inc.
3420 Ocean Park Boulevard
Suite 1000
Santa Monica, CA  90405

Dear Bob,

     Reference is made to the Partnership Agreement of Vet's Choice Partnership (originally Specialty Pet products Partners) (the "Partnership') dated as of January 1, 1993 by and between VCA Specialty Pet Products, Inc. ("VCA Specialty Pet") and HPP Specialty Pet Products, Inc. ("HPP Specialty Pet"), as amended to date (the "Partnership Agreement"). VCA Specialty Pet is a wholly owned subsidiary of Veterinary Centers of America, Inc. ("VCA") and EPP Specialty Pet is a wholly owned subsidiary of Star-Kist Foods, Inc. ("Star-Kist"), Star-Kist is a wholly owned subsidiary of H. J. Heinz Company ("Heinz"). Undefined capitalized terms used herein shall have the meanings set forth in the Partnership Agreement.

     Particular reference is made to section 6.10 Of the partnership which relates to "Other Business of Partners." Section 6.10 provides that "the Partners, their corporate Affiliates, and any Affiliate of any Partner who is an executive officer of such Partner or of the Partnership shall not engage in the wholesale marketing, sale or distribution of premium pet products through the endorsement of veterinarians or veterinary facilities except through the Partnership." In addition, Paragraph(i) of the letter agreement dated March 8, 1996 (the "Letter Agreement") among HPP Specialty Pet, HPP, VCA Specialty Pet and VCA amending the Partnership Agreement provides the HPP Specialty Pet and its corporate Affiliates shall not engage in the wholesale marketing, sale or distribution of therapeutic pet foods which are competitive with Select Care products through the endorsement of veterinarians or through veterinary facilities except through the Partnership. HPP Specialty Pet has informed VCA and VCA Specialty Pet that H. J. Heinz Company of Canada Ltd. ("Heinz Canada"), or an Affiliate of Heinz Canada, intends to acquire the pet food business of Martin Pet Foods Inc. and its affiliates (the "Acquired Business"). Products manufactured, marketed and sold by the Acquired Business (including therapeutic

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products which are competitive with Select Care) are now and will in the future be sold in veterinary facilities or through the endorsement of veterinarians.

     In exchange for the payments provided for below, VCA Specialty Pet and VCA shall provide support, assistance, management consultation and sales materials and will assist in marketing and sales of pet food products by Heinz or any current or future Affiliate of Heinz (collectively, a "Heinz Seller") in the countries of Canada, Japan, New Zealand and Australia upon the request of any Heinz Seller for a period of five years from the date of this letter agreement.

Heinz will reimburse VCA Specialty Pet and VCA for travel overseas and out-of-pocket expenses incurred in connection with providing such services. VCA shall not be required to provide such services if it determines, in its sole judgment, that provision of such services shall interfere with VCA or its operations. Subject to the provisions set forth in the following paragraph, VCA Specialty Pet and VCA agree in perpetuity that no restrictions on the sales or marketing of pet food products in Canada, Japan, New Zealand and Australia by Heinz or any current or future Affiliate of Heinz shall be imposed by VCA Specialty Pet, VCA or any Affiliate of either of such parties by reason of
Section 6.10 of the Partnership Agreement, the Letter Agreement or otherwise in connection with the Partnership.

     VCA and VCA Specialty Pet have agreed to the foregoing on the express condition that Heinz agrees to the following:

     (i) In consideration of the foregoing, Heinz or an Affiliate shall pay VCA $1,000,000 on September 30, 1996 plus four payment of $1,200,000 each on September 30, 1997, 1998, 1998 and 2000 (or on the following business day with respect to any such date that does not fall on a business day). Heinz shall not be in default under this provision unless payment is not made within five business days following written notification of its failure to pay an installment on the specified due date. Heinz shall have the right to prepay any amounts due hereunder without penalty.

     (ii) Heinz or an Affiliate shall provide Vet's Choice Partnership with commercially reasonable R&D support.

     (iii) Heinz will cause VMD US or the assignee of VMD US' partnership interest in Vet's Choice Therapeutic to elect to dissolve Vet's Choice Therapeutic in accordance with the Joint Venture Agreement dated as of March 23, 1994.

     Compliance with the provisions of clauses (i) through (iii) hereof are conditions subsequent to the matters set forth in this letter. Time is of the essence hereof. This agreement will be effective only upon the completion of the acquisition of the Acquired Business by Heinz Canada or an Affiliate of Heinz Canada. If such acquisition fails for any reason to be completed, this Letter Agreement shall be null and void.

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     Please indicate the agreement of VCA Specialty Pet and VCA to the matters set forth in this letter by signing the enclosed copy of this letter and returning it tome.

                              Very truly yours,

                              HPP SPECIALTY PET
                              PRODUCTS, INC.



                              By:  ___________________________________
                              Its: ___________________________________


                              HEINZ PET PRODUCTS, a Division of
                              STAR-KIST FOODS, INC.


                              By:  ____________________________________
                              Its: ____________________________________


Accepted and Agreed.

VCA SPECIALTY PET             H J. HEINZ COMPANY
PRODUCTS, INC.

By: ______________________________ By:  ____________________________________
                                   Its: ____________________________________

VETERINARY CENTERS
OF AMERICA, INC.

By: ______________________________


Dated:    September ____, 1996